Exhibit 99.1

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

United Community Bancorp

Lawrenceburg, Indiana

As Of:

February 18, 2011

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426             (614) 766-1459 FAX

March 7, 2011

Board of Directors

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

To the Board:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the common stock to be issued by the new United Community Bancorp (the “Corporation”) in conjunction with the second stage stock conversion of United Community MHC (the “MHC”) from the mutual to the stock form of ownership. The MHC currently owns 59.3 percent of the stock of United Community Bancorp (the “Bancorp”), the mid-tier holding company of United Community Bank (the “Bank”). The remaining 40.7 percent of the Bancorp’s common stock is owned by public shareholders. The Corporation will also issue shares of common stock to its current public shareholders pursuant to an exchange ratio that preserves the 40.7 percent aggregate ownership interest of those public shareholders. The exchange ratios established by the Corporation as applied to the value established herein are 0.6906 shares, 0.8125 shares, 0.9343 shares, and 1.0745 shares for each share of the Corporation’s common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range. This appraisal was prepared and provided to the Corporation in accordance with the appraisal requirements of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A in the Appraisal, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C in the Appraisal.

Our appraisal is based on the assumption that the data provided to us by the Bancorp and the Bank and the material provided by the independent auditors, Clark, Schaefer, Hackett & Co., Cincinnati, Ohio, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

Board of Directors

United Community Bank

March 7, 2011

In the preparation of this appraisal, we held discussions with the management of the Bancorp and the Bank, with the law firm of Kilpatrick Townsend & Stockton, LLP, Washington, D.C., the Bank’s conversion counsel, and with Sandler O’Neill & Partners, L.P. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of February 18, 2011, the pro forma market value or appraised value of the Corporation was $51,000,000 at the midpoint, with a public offering of $30,263,400 or 3,782,925 shares at $8 per share, representing 59.3 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $43,350,000 to a maximum of $58,650,000, with a maximum, as adjusted, of $67,447,500, representing public offering ranges of $25,723,890 at the minimum to a maximum of $34,802,910, with a maximum, as adjusted, of $40,023,347, representing 3,215,486 shares, 4,350,364 shares and 5,002,918 shares at $8 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of the Corporation as of February 18, 2011, is $51,000,000, at the midpoint with a midpoint public offering of $30,263,400.

Very truly yours,

KELLER & COMPANY, INC.

/s/ Keller & Company, Inc.

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE
1	Consolidated Balance Sheets - At June 30, 2010 and December 31, 2010	75
2	Consolidated Balance Sheets - At June 30, 2006 through 2009	76
3	Consolidated Statements of Income for the Six Months Ended December 31, 2009 and 2010 and for the Year Ended June 30, 2010	77
4	Consolidated Statements of Income for the Years Ended June 30, 2006 through 2009	77
5	Selected Financial Information	78
6	Income and Expense Trends	80
7	Normalized Earnings Trend	81
8	Performance Indicators	82
9	Volume/Rate Analysis	83
10	Yield and Cost Trends	84
11	Net Portfolio Value	85
12	Loan Portfolio Composition	86
13	Loan Maturity Schedule	87
14	Loan Originations and Purchases	89
15	Delinquent Loans	90
16	Nonperforming Assets	91
17	Classified Assets	92
18	Allowance for Loan Losses	93
19	Investment Portfolio Composition	94
20	Mix of Deposits	95
21	Certificates of Deposit by Rate and Maturity	96
22	Deposit Activity	97
23	Borrowed Funds Activity	98
24	Offices of United Community Bank	99
25	Management of the Bank	100
26	Key Demographic Data and Trends	101
27	Key Housing Data	102
28	Major Sources of Employment	103
29	Unemployment Rates	104
30	Market Share of Deposits	105
31	National Interest Rates by Quarter	106
32	Thrift Stock Prices and Pricing Ratios	107
33	Key Financial Data and Ratios	114
34	Recently Converted Thrift Institutions	121
35	Acquisitions and Pending Acquisitions	122

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE
36	Stock Prices and Pricing Ratios - Mutual Holding Companies	123
37	Key Financial Data and Ratios - Mutual Holding Companies	126
38	Balance Sheets Parameters - Comparable Group Selection	128
39	Operating Performance and Asset Quality Parameters - Comparable Group Selection	131
40	Balance Sheet Ratios Final Comparable Group	134
41	Operating Performance and Asset Quality Ratios Final Comparable Group	135
42	Balance Sheet Totals - Final Comparable Group	136
43	Balance Sheet - Asset Composition Most Recent Quarter	137
44	Balance Sheet - Liability and Equity Most Recent Quarter	138
45	Income and Expense Comparison Trailing Four Quarters	139
46	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	140
47	Yields, Costs and Earnings Ratios Trailing Four Quarters	141
48	Reserves and Supplemental Data	142
49	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of February 18, 2011	143
50	Valuation Analysis and Conclusions	144
51	Pro Forma Effects of Conversion Proceeds - Minimum	145
52	Pro Forma Effects of Conversion Proceeds - Midpoint	146
53	Pro Forma Effects of Conversion Proceeds - Maximum	147
54	Pro Forma Effects of Conversion Proceeds - Maximum, As Adjusted	148
55	Summary of Valuation Premium or Discount	149

ALPHABETICAL EXHIBITS		PAGE
A	Background and Qualifications	150
B	RB 20 Certification	154
C	Affidavit of Independence	155

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of United Community Bancorp (the “Corporation”), a Delaware corporation, in connection with the conversion of United Community MHC from the mutual to the stock form of organization. The shares of common stock to be issued represent the majority interest in United Community Bancorp, which was formed on March 20, 2006, as a mid-tier holding company, owned by United Community MHC. United Community Bank (“United Community” or the “Bank”) is a subsidiary of United Community Bancorp Under the Plan of Conversion, United Community MHC will cease to exist, with United Community Bank becoming a wholly owned subsidiary of the Corporation. The existing shares of stock in United Community Bancorp will be exchanged for new shares of stock in the Corporation based on their current appraised value as determined in this Report.

The Application is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). In accordance with the conversion, there will be an issuance of 59.3 percent of the Corporation’s stock, representing the ownership of United Community MHC, in the Corporation. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Kilpatrick Townsend & Stockton, LLP, Washington, D.C.

This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

Introduction (cont.)

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended June 30, 2006 through 2010, and unaudited financials for the six months ended December 31, 2009 and 2010, and discussed them with United Community’s management and with United Community’s independent auditors, Clark, Schaefer, Hackett & Co., Cincinnati, Ohio. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form AC and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited United Community’s main office and eight branches and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Indiana and the United States. We have also examined the competitive market within which United Community operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of United Community to those selected institutions.

Introduction (cont.)

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the second stage stock offering will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF UNITED COMMUNITY

GENERAL

United Community was organized in 1914 as a state-chartered mutual savings and loan association with the name Progressive Building and Loan Association The Bank converted to a federal savings bank in 1988 after operating for over seventy-four years as a state chartered savings and loan association and changed its name to Progressive Federal Savings Bank. Then in 1999, Progressive Federal merged with Perpetual Federal Savings and Loan Association, Lawrenceburg, Indiana, and changed the name of the resulting institution to United Community Bank. In December 2005, the Bank formed its mutual holding company, United Community MHC, and its mid-tier holding company, United Community Bancorp, becoming the subsidiary of the Corporation and completing a minority stock offering. The Bancorp plans to complete a stock offering equal to all the shares owned by United Community MHC and resulting in its elimination.

United Community conducts its business from its main office and eight branches, with four offices located in Lawrenceburg, one office in Aurora, one office in St. Leon, one office in Milan, one office in Osgood and one office in Versailles. The offices in Milan, Osgood and Versailles, all in Ripley County, were acquired on June 4, 2010, from Integra Bank. The multiple-branch acquisition added $53.3 million in deposits and $45.9 million in loans. The Bank’s primary retail market area is focused on Dearborn and Ripley Counties, with Lawrenceburg representing the county seat of Dearborn County and Versailles, the county seat of Ripley County, while the Bank’s lending market extends into the surrounding counties in Indiana and Northern Kentucky and the greater Cincinnati area.

United Community’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). United Community is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati and is regulated by the OTS and by the FDIC. As of December 31, 2010, United Community had assets of $490,773,000, deposits of $429,808,000 and equity of $55,220,000.

General (cont.)

United Community has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. United Community has been involved in the origination of real estate mortgage loans, including land loans, which represented 89.5 percent of its loan originations during the fiscal year ended June 30, 2010. Real estate mortgage loan originations, including land loans represented a strong 89.0 percent of loan originations during the six months ended December 31, 2010. At December 31, 2010, 45.1 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding construction and home equity loans, compared to a larger 47.2 percent at June 30, 2006, with the primary sources of funds being retail deposits from residents in its local communities and from municipal deposits. The Bank is also an originator of multi-family and commercial real estate loans, construction loans, commercial business loans, consumer loans, and home equity loans. Consumer loans include automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $86.0 million, or 17.5 percent of its assets, excluding FHLB stock which totaled $2.0 million or 0.4 percent of assets at December 31, 2010. The Bank had $74.7 million of its investments in mortgage-backed and related securities representing 15.2 percent of assets. Deposits, principal payments, loan sales and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold in the second stage stock offering will be $30.3 million or 3,782,925 shares at $8 per share based on the midpoint of the appraised value of $51.0 million, representing 59.3 percent of the total value. The net conversion proceeds will be $27.9 million, reflecting conversion expenses of approximately $2,371,000. The actual cash proceeds to the Bank of $16.7 million will represent 60 percent of the net conversion proceeds. The ESOP

General (cont.)

will represent 6.36 percent of the gross shares issued or 240,421 shares at $8 per share, representing $1,923,368. The Bank’s net proceeds will be used to fund new loans to invest in securities following their initial deployment to short term investments and to possibly open additional offices. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP to purchase short-and intermediate-term government or federal agency securities or to invest in short-term deposits and to pay dividends and possibly buy back shares of common stock in the future.

The Bank has experienced a strong deposit increase over the past four fiscal years with deposits increasing 48.4 percent from June 30, 2006 to June 30, 2010, or an average of 12.1 percent per year, impacted by deposits from local municipalities and from branch acquisitions in 2010. From June 30, 2010, to December 31, 2010, deposits then decreased by 0.1 percent or 0.2 percent on an annualized basis compared to an increase of 26.7 percent in fiscal 2010, when the Bank acquired $53.3 million in deposits as part of a multiple branch office acquisition.

The Bank has focused on increasing its loan activity during the past four years, on monitoring its net interest margin and earnings and on maintaining an above average equity to assets ratio. Equity to assets decreased from 17.62 percent of assets at June 30, 2006, to 11.27 percent at June 30, 2010, due to the Bank’s stronger growth and higher provision for loan losses and then decreased slightly to 11.25 percent at December 31, 2010.

The primary lending strategy of United Community has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of land loans and commercial real estate loans, the origination of multi-family loans, the origination of commercial business loans, the origination of construction loans, and the origination of consumer loans and home equity loans.

General (cont.)

The Bank’s share of one- to four-family mortgage loans has decreased modestly, from 47.2 percent of gross loans at June 30, 2006, to 45.1 percent as of December 31, 2010. Multi-family loans increased from 8.2 percent of loans to 15.7 percent from June 30, 2006, to December 31, 2010, while construction loans decreased from 4.5 percent to 0.5 percent during the same time period. Nonresidential real estate and land loans decreased from 29.8 percent to 24.9 percent from June 30, 2006, to December 31, 2010. All types of real estate loans as a group decreased from 89.7 percent of gross loans at June 30, 2006, to 86.2 percent at December 31, 2010. The decrease in real estate loans was offset by the Bank’s increase in commercial loans and consumer loans. The Bank’s share of commercial loans witnessed a decrease in their share of loans from 2.0 percent at June 30, 2006, to 1.2 percent at December 31, 2010, and the Bank’s share of consumer loans increased from 8.4 percent to 12.0 percent, during the same time period, with home equity loans increasing from 6.4 percent of loans to 9.9 percent of loans from June 30, 2006, to December 31, 2010, and being the primary source of consumer loan growth.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s rising level of nonperforming assets. At June 30, 2006, United Community had $2,105,000 in its loan loss allowance or 0.85 percent of gross loans, and 256.4 percent of nonperforming loans with the loan loss allowance increasing to $6,684,000 and representing a higher 2.19 percent of gross loans but a lower 28.5 percent of nonperforming loans at December 31, 2010.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a rising emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to increase noninterest income.

PERFORMANCE OVERVIEW

The financial position of United Community at fiscal year end June 30, 2006 through June 30, 2010, and at December 31, 2010, is shown in Exhibits 1 and 2, and the earnings performance of United Community for the fiscal years 2006 through 2010 and for the six months ended December 31, 2010, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at June 30, 2006 through 2010, and at December 31, 2010. United Community has focused on growing its asset base, increasing its investment and mortgage-backed securities, increasing loans, and growing retail deposits from 2006 through 2010. The most recent trend for the Bank from June 30, 2010, through December 31, 2010, was a decrease in assets, an increase in investments and mortgage-backed securities and a decrease in loans with minimal change in deposits.

With regard to the Bank’s recent financial condition, United Community has experienced a strong increase in assets from June 30, 2006, through June 30, 2010, with a similar increase in deposits and a modest decrease in the dollar level of equity over the past four years.

The Bank witnessed an increase in assets of $137.4 million or 38.7 percent for the period of June 30, 2006, to June 30, 2010, representing an average annual increase of 9.7 percent. For the six months ended December 31, 2010, assets decreased $1.3 million or 0.6 percent, annualized. Over the past four fiscal periods, the Bank experienced its largest dollar rise in assets of $90.5 million in fiscal year 2010, due partially to a $45.9 million purchase of loans, representing a strong 22.5 percent increase in assets funded by a rise in deposits of $90.6 million, and due partially to a $53.3 million purchase of deposits. This increase in assets was preceded by an $18.9 million or 4.9 percent increase in assets in fiscal year 2009 and a $1.7 million increase or 0.4 percent in 2008.

United Community’s loan portfolio, which includes mortgage loans and non-mortgage loans, increased from $247.8 million at June 30, 2006, to $315.3 million at June 30, 2010, and represented a total increase of $67.5 million, or 27.2 percent. The average annual increase during that period was 6.8 percent. For the six months ended December 31, 2010, loans decreased $10.7 million or 3.4 percent to $304.6 million, due to loan sales.

Performance Overview (cont.)

United Community has obtained funds through deposits with only minimal use of FHLB advances. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service and expansion into new markets through branching have been the sources for attracting retail deposits. Deposits increased $140.4 million or 48.4 percent from 2006 to 2010, with an average annual rate of increase of 12.1 percent, strengthened by the Bank’s branch acquisitions in 2010 with $53.3 million in deposits acquired. For the six months ended December 31, 2010, deposits decreased by $372,000 or 0.1 percent. The Bank’s largest fiscal year deposit growth was in 2010, when deposits increased $90.6 million or a relatively strong 26.7 percent, due to the Bank’s multi-office branch acquisition.

The Bank witnessed a decrease in its dollar equity level in 2007 and 2008 with an increase in 2009 and 2010. Equity decreased slightly in the six months ended December 31, 2010. At June 30, 2006, the Bank had equity of $62.5 million, representing a 17.62 percent equity to assets ratio and decreased to $55.5 million at June 30, 2010, representing a lower 11.27 percent equity to assets ratio due to the Bank’s modest decrease in equity and strong growth in assets. At December 31, 2010, equity was a similar $55.2 million and a similar 11.25 percent of assets.

The overall decrease in the equity to assets ratio from June 2006 to 2010 was the result of the Bank’s negative earnings in 2008 combined with the Bank’s strong growth in assets and steady payment of dividends. The dollar level of equity decreased 11.2 percent from June 30, 2006, to June 30, 2010, representing an average annual decrease of 2.8 percent, and then decreased 0.5 percent from June 30, 2010, through December 31, 2010.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for United Community. This table provides key income and expense figures in dollars for the fiscal years of 2006 through 2010, and for the six months ended December 31, 2009 and 2010.

United Community witnessed a modest increase in its dollar level of interest income from fiscal 2006 to fiscal 2010. Interest income was $17.9 million in 2006 and a higher $19.9 million in 2009. Interest income then decreased modestly in 2010 to $18.9 million. Interest income then increased modestly in the six months ended December 31, 2010, to $10.1 million or $20.2 million, annualized.

The Bank’s interest expense also experienced an increase from fiscal year 2006 to 2009. Interest expense increased from $7.8 million in 2006 to $7.9 million in 2009, representing an increase of $144,000 or 1.9 percent. Interest income increased a stronger $2.0 million. Such increase in interest income from 2006 through 2009 notwithstanding the smaller increase in interest expense, resulted in a dollar increase in annual net interest income and a minimal increase in net interest margin. Interest expense then decreased in the six months ended December 31, 2010, to $3.1 million or $6.2 million, annualized. In fiscal 2010, interest expense decreased by $1,477,000, offset by a smaller $976,000 decrease in interest income, resulting in a $501,000 increase in net interest income. In the six months ended December 31, 2010, interest expense decreased while interest income increased, resulting in a dollar increase in net interest income but a decrease in net interest margin.

The Bank has made provisions for loan losses in each of the past five fiscal years of 2006 through 2010 and in the six months ended December 31, 2010. The amounts of those provisions were determined in recognition of the Bank’s levels of loan growth, nonperforming assets, charge-offs and repossessed assets. The loan loss provisions were $120,000 in 2006, $730,000 in 2007, $4,718,000 in 2008, $2,447,000 in 2009 and $2,509,000 in 2010, and $1,456,000 in the six months ended December 31, 2010. The impact of these loan loss provisions has been to provide United Community with a general valuation allowance of $6,684,000 at December 31, 2010, or 2.19 percent of gross loans and 28.5 percent of nonperforming loans.

Income and Expense (cont.)

Total other income or noninterest income indicated an increase from 2006 to 2010. Noninterest income was $1,189,000 or 0.34 percent of assets in 2006 and a higher $3,557,000 in fiscal year 2010 or 0.72 percent of assets, including $278,000 in gains on the sale of loans and $311,000 in gains on the sale of investments. In the six months ended December 31, 2010, noninterest income was $1,968,000, representing 0.80 percent of assets on an annualized basis. Noninterest income consists primarily of service charges and loan fees, income from Bank Owned Life Insurance, gains on the sale of loans and investments and other income.

The Bank’s general and administrative expenses or noninterest expenses increased from $9,572,000 for the fiscal year of 2006 to $12,198,000 for the fiscal year ended June 30, 2010, representing an average annual increase of 6.8 percent and then increased to $12,910,000 for the six months ended December 31, 2010, on an annualized basis, representing an increase of 5.8 percent. On a percent of average assets basis, operating expenses increased from 2.82 percent of average assets for the fiscal year ended June 30, 2006, to 2.87 percent for the fiscal year ended June 30, 2010, and then decreased to 2.59 percent for the six months ended December 31, 2010, annualized.

The net earnings position of United Community has indicated noticeable volatility from 2006 through 2010, and in the six months ended December 31, 2010. The annual net income figures for the fiscal years of 2006, 2007, 2008, 2009 and 2010 were $1,038,000, $2,494,000, $(1,456,000), $719,000 and $1,014,000, respectively, representing returns on average assets of 0.31 percent, 0.67 percent, (0.38) percent, 0.18 percent and 0.24 percent for fiscal years 2006, 2007, 2008, 2009 and 2010, respectively. For the six months ended December 31, 2010, earnings were $850,000, representing a return on average assets of 0.34 percent.

Income and Expense (cont.)

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended December 31, 2010. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were two adjustments, including a reduction in provision for loan losses of $252,000 and a reduction in gains on the sale of investments of $271,000, resulting in normalized earnings equal to $1,151,000 for the twelve months ended December 31, 2010.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets increased from 0.31 percent in 2006, to 0.67 percent in 2007, and then decreased to (0.38) percent in fiscal year 2008, and then increased to 0.24 percent in 2010, with the overall decrease from 2006 to 2010 due to the Bank’s increase in provision for loan losses.

The Bank’s net interest rate spread decreased from 2.94 percent in 2006 to 2.43 percent in 2008, then increased to 2.96 percent in 2010 and then decreased to 2.90 percent for the six months ended December 31, 2010. The Bank’s net interest margin indicated a similar trend, decreasing from 3.15 percent in 2006 to 2.85 percent in 2008, then increased to 3.12 percent in 2010 and then decreased to 2.99 percent for the six months ended December 31, 2010. United Community’s net interest rate spread decreased 51 basis points from 2006 to 2008, then increased 53 basis points from 2008 to 2010, and then decreased 6 basis points in the six months ended December 31, 2010. The Bank’s net interest margin followed a similar trend, decreasing 30 basis points from 2006 to 2008, then increasing 27 basis points from 2008 to 2010 and then decreasing 13 basis points for the six months ended December 31, 2010.

The Bank’s return on average equity decreased from 2006 to 2010. The return on average equity decreased from 2.53 percent in 2006, to (2.48) percent in 2008 and then increased to 1.83 percent in fiscal year 2010, and then increased to 3.06 percent for the six months ended December 31, 2010.

Income and Expense (cont.)

United Community’s ratio of interest-earning assets to interest-bearing liabilities increased modestly from 108.42 percent at June 30, 2006, to 112.97 percent at June 30, 2008, and then decreased to 109.51 percent in 2010 and then decreased to 106.80 percent at December 31, 2010. The Bank’s decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its interest-earning assets.

The Bank’s ratio of noninterest expenses to average assets increased from 2.82 percent in fiscal year 2006 to 2.87 percent in fiscal year 2010 and then decreased to 2.59 percent for the six months ended December 31, 2010. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 58.1 percent for all thrifts and 74.3 percent for thrifts with assets of $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 84.67 percent in 2006 to 75.93 percent in 2010, then decreased to 72.06 percent in the six months ended December 31, 2010, due to a smaller rise in noninterest expenses.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total assets is a key indicator of asset quality. United Community witnessed an increase in its nonperforming loans ratio from 2006 to 2010, which increased further in the six months ended December 31, 2010, and the ratio is currently higher than the industry norm. Nonperforming loans consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for a reasonable amount of time (at least 6 months) and nonaccruing loans. United Community’s nonperforming loans consisted of nonaccrual loans with no loans 90 days or more past due. The ratio of nonperforming loans to total loans was 7.70 percent at December 31, 2010, increasing from 3.35 percent at June 30, 2010, and from 0.33 percent at June 30, 2006.

Income and Expense (cont.)

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming assets. The Bank’s allowance for loan losses was 0.85 percent of loans at June 30, 2006, and increased to 1.80 percent at June 30, 2010, then increased to 2.19 percent of loans at December 31, 2010. As a percentage of nonperforming loans, United Community’s allowance for loan losses to nonperforming loans was 256.39 percent at June 30, 2006, and a lower 53.73 percent at June 30, 2010, and decreased to 28.50 percent at December 31, 2010.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2010 and for the six months ended December 31, 2010. For the year ended June 30, 2010, net interest income increased $501,000, due to a decrease in interest expense of $1,477,000, reduced by a $976,000 decrease in interest income. The decrease in interest income was due to an increase due to volume of $1,062,000, reduced by a decrease due to rate of $2,038,000. The decrease in interest expense was due to a $2,216,000 decrease due to rate, reduced by a $739,000 increase, due to volume.

For the six months ended December 31, 2010, net interest income increased $756,000, due to an increase in interest income of $531,000, accented by a $225,000 decrease in interest expense. The increase in interest income was due to an increase due to volume of $1,723,000, reduced by a decrease due to rate of $1,192,000. The decrease in interest expense was due to a $1,096,000 decrease due to rate, reduced by an $871,000 increase due to volume.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended June 30, 2009 and 2010, and for the six months ended December 31, 2009 and 2010, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

United Community’s weighted average yield on its loan portfolio decreased 33 basis points from fiscal year 2009 to 2010, from 6.28 percent to 5.95 percent and then decreased 26 basis points to 5.69 percent for the six months ended December 31, 2010. The yield on investment securities decreased 107 basis points from 3.91 percent in 2009 to 2.84 percent in fiscal year 2010, and then decreased to 2.19 percent for the six months ended December 31, 2010. The yield on other interest-earning assets decreased 40 basis points from fiscal year 2009 to 2010, from 0.44 percent to 0.04 percent, and then increased 2 basis points to 0.06 percent for the six months ended December 31, 2010. The combined weighted average yield on all interest-earning assets decreased 68 basis points to 4.72 percent from fiscal year 2009 to 2010 and then decreased 42 basis points to 4.30 percent for the six months ended December 31, 2010.

United Community’s weighted average cost of interest-bearing liabilities decreased 60 basis points to 1.76 percent from fiscal year 2009 to 2010, which was less than the Bank’s 68 basis point decrease in yield, resulting in a decrease in the Bank’s net interest rate spread of 8 basis points from 3.04 percent to 2.96 percent from 2009 to 2010. Then the Bank’s interest rate spread decreased 6 basis points to 2.90 percent for the six months ended December 31, 2010. The Bank’s net interest margin decreased from 3.25 percent in fiscal year 2009 to 3.12 percent in fiscal year 2010, representing a decrease of 13 basis points, and then decreased 13 basis points to 2.99 percent for the six months ended December 31, 2010.

The Bank’s ratio of interest-earning assets to interest-bearing liabilities decreased from 110.34 percent for the year ended June 30, 2009, to 106.80 percent for the six months ended December 31, 2010.

INTEREST RATE SENSITIVITY

United Community has monitored its interest rate sensitivity position and focused on maintaining a minimal level of interest rate risk exposure by maintaining a higher share of adjustable-rate residential mortgage loans, short term construction loans and adjustable-rate home equity loans, commercial real estate and multi family loans to offset its modest share of fixed-rate residential mortgage loans. United Community recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in net portfolio value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. United Community has responded to the interest rate sensitivity issue by increasing its share of adjustable-rate loans and selling a portion of its new fixed-rate one- to four-family mortgage loans.

The Bank measures its interest rate risk through the use of its net portfolio value (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Bank is calculated on a quarterly basis, by the OTS, showing the Bank’s NPV to asset ratio, the dollar change in NPV, and the change in the NPV ratio for the Bank under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Interest Rate Sensitivity (cont.)

Exhibit 11 provides the Bank’s NPV levels and ratios as of December 31, 2010, based on the OTS’s calculations and the changes in the Bank’s NPV levels under rising and declining interest rates. The focus on this exposure table is a 200 basis point change in interest rates either up or down.

The Bank’s change in its NPV level at December 31, 2010, based on a rise in interest rates of 100 basis points was a 3.0 percent decrease, representing a dollar decrease in equity value of $1,658,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV level was estimated to increase 5.0 percent or $2,949,000 at December 31, 2010. The Bank’s exposure increases to a 8.0 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $4,812,000. The Bank’s exposure is not measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock NPV ratio based on a 200 basis point rise in interest rates is 11.24 percent and indicates a 76 basis point decrease from its 12.00 percent based on no change in interest rates.

The Bank is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates. Due to United Community’s recognition of the need to control its interest rates exposure, the Bank has been a more active originator of adjustable-rate residential mortgage and home equity loans and adjustable-rate commercial real estate loans and plans to continue this lending strategy but with continued activity in fixed-rate residential mortgage loans but a plan to sell a portion of these loans. The Bank will also continue to focus on maintaining its stronger NPV ratio, recognizing the planned second stage stock offering will strengthen the Bank’s NPV ratio, based on any change in interest rates.

LENDING ACTIVITIES

United Community has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, including land loans, construction loans, home equity loans, multi-family loans, commercial loans and consumer loans. Exhibit 12 provides a summary of United Community’s loan portfolio, by loan type, at June 30, 2006 through 2010, and at December 31, 2010.

The primary loan type for United Community has been residential loans secured by one- to four-family dwellings, representing a moderate 45.1 percent of the Bank’s gross loans as of December 31, 2010. This share of loans has seen a modest decrease from 47.2 percent at June 30, 2006. The second largest real estate loan type as of December 31, 2010, was commercial real estate loans, which comprised a relatively strong 23.4 percent of gross loans compared to 26.5 percent as of June 30, 2006. The third key real estate loan type was multi-family loans, which represented 15.7 percent of gross loans as of December 31, 2010, compared to a lower 8.2 percent at June 30, 2006. The fourth key real estate loan type was land loans, which represented 1.5 percent of gross loans as of December 31, 2010, compared to a larger 3.3 percent at June 30, 2006. These four real estate loan categories represented a strong 85.7 percent of gross loans at December 31, 2010, compared to a similar 85.2 percent of gross loans at June 30, 2006.

Commercial business loans represent a smaller size loan category for United Community. Commercial business loans totaled $3.6 million and represented 1.2 percent of gross loans at December 31, 2010, compared to a larger $5.0 million or 2.0 percent of gross loans at June 30, 2006.

The Bank also had $2.0 million in agricultural loans at December 31, 2010, representing a minimal 0.6 percent of loans compared to zero at June 30, 2006.

The consumer loan category was the other loan category at December 31, 2010, and represented a moderate 12.0 percent of gross loans compared to 8.4 percent at June 30, 2006.

Lending Activities (cont.)

Consumer loans were the fourth largest overall loan type at December 31, 2010, and were the third largest loan category at June 30, 2006. The Bank’s consumer loans include automobile loans, savings account loans, home equity loans and secured and unsecured personal loans with home equity loans representing 82.5 percent of consumer loans at December 31, 2010. The overall mix of loans has witnessed modest changes from June 30, 2006, to December 31, 2010, with the Bank having increased its shares of multi-family loans, consumer loans and home equity loans to offset its decreases in one- to four-family loans, commercial real estate loans and commercial business loans.

The emphasis of United Community’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Dearborn and Ripley Counties. At December 31, 2010, 52.1 percent of United Community’s gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years, five years and seven years. The interest rates on ARMs are generally indexed to the monthly average yield on the U.S. Treasury constant maturities index. ARMs have a maximum rate adjustment of normally 2.0 percent at each adjustment period but dependent on the loan type, and 5.0 percent to 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury constant maturities index. The Bank retains all ARMs which it originates. The majority of ARMs have terms of 30 years, the maximum term offered, with some having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

Lending Activities (cont.)

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with United Community’s policy to sell new residential fixed-rate mortgage loans with terms of 15 years, 20 years and 30 years in the secondary market and to retain fixed-rate residential mortgage loans with terms of 10 years or less. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans conform to FHLMC underwriting standards.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at United Community, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and for the amount in excess of 85.0 percent loan-to-value ratio for adjustable-rate residential mortgage loans. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

United Community has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $119.0 million in commercial real estate and multi-family loans combined at December 31, 2010, or 39.1 percent of gross loans, compared to a lesser $85.8 million or 34.7 percent of gross loans at June 30, 2006.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, churches, farm land, small retail establishments and office buildings and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 30 years for adjustable-rate loans with one-year, three-year, five-year and seven-year adjustment periods. These loans have a maximum rate adjustment of 2.0 percent per adjustment period and 6.0 percent for the life of the loan. The maximum loan-to-value ratio is normally 80.0 percent with improved land loans at a maximum loan-to-value ratio of 75.0 percent and unimproved land loans at a lesser 65.0 percent loan-to-value ratio.

Lending Activities (cont.)

The Bank also originates construction loans to individuals and to a lesser extent to builders for the construction of residential projects. The Bank had $1.5 million or 0.5 percent of gross loans in construction loans at December 31, 2010. Construction loans normally have a term of nine months for the construction period with an adjustable interest rate for the term of the loan and a loan-to-value ratio of no more than 95.0 percent for single-family construction loans, 80.0 percent for two-family construction loans and all other construction loans. The construction loan is written to convert to a permanent loan at the end of the construction period. The Bank will originate commercial construction loans for a loan-to-value ratio of up to 80.0 percent.

United Community is an originator of consumer loans, including home equity loans, with these loans totaling $36.6 million at December 31, 2010, and representing 12.0 percent of gross loans. Home equity lines of credit have adjustable rates tied to the prime rate as published in the Wall Street Journal. These loans have a maximum loan-to-value ratio of 90.0 percent of the real estate property and have terms of up to 15 years. Consumer loans also included automobile and recreational vehicle loans, share loans, and secured and unsecured personal loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of United Community’s fixed- and adjustable-rate loans, indicating a majority of adjustable-rate loans. At December 31, 2010, 79.3 percent of the Bank’s loans due after December 31, 2010, were adjustable-rate and 20.7 percent were fixed-rate. At December 31, 2010, the Bank had a strong 39.5 percent of its loans due on or before December 31, 2011, or in one year or less, with 48.2 percent due by December 31, 2015, or in one to five years.

Lending Activities (cont.)

As indicated in Exhibit 14, United Community experienced a modest increase in its one-to four-family loan originations and total loan originations from fiscal year 2008 to 2010, which then increased based on the six months ended December 31, 2010, annualized. Total loan originations in fiscal year 2008 were $75.3 million compared to a smaller $62.2 million in fiscal year 2010, reflective of a lower level of construction loans originated, decreasing from $15.7 million to $1.4 million. The decrease in construction loan originations from 2008 to 2010 of $14.3 million represented 109.2 percent of the $13.1 million aggregate decrease in total loan originations from 2008 to 2010, with one- to four-family loans increasing $1.7 million and land loans increasing $1.6 million. Consumer loans decreased $500,000 from 2008 to 2010. Commercial real estate loans decreased $1.6 million from 2008 to 2010.

In the six months ended December 31, 2010, total loan originations were $28.7 million, indicating a decrease of $322,000 from the $29.0 million in loan originations in the six months ended December 31, 2009. Land loan originations decreased $2.5 million to $447,000 and were responsible for the decrease in loan originations. One- to four-family loan originations continued to increase, indicating a rise in originations of $8.9 million, and construction loans increased $552,000, followed by consumer loans, which increased $281,000 in the six months ended December 31, 2010, compared to the six months ended December 31, 2009.

Overall, loan originations and purchases fell short of principal payments, loans sales, loan repayments and other deductions in 2009 and in the six months ended December 31, 2009 and 2010, and then exceeded reductions in 2008 and 2010. In fiscal 2008, loan originations and purchases exceeded reductions by $11.5 million, then fell short of reductions by $12.5 million in 2009, then exceeded reductions by $38.0 million in 2010, due to $43.9 million in loan purchases, and fell short of reductions by $1.8 million in the six months ended December 31, 2009, and by $10.7 million in the six months ended December 31, 2010.

NONPERFORMING ASSETS

United Community understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. United Community has been faced with a higher level of nonperforming assets in 2010, which increased steadily from 2006 to 2010 and then significantly from June 30, 2010, to December 31, 2010.

Exhibit 15 provides a summary of United Community’s delinquent loans at June 30, 2008, 2009 and 2010, and at December 31, 2010, indicating an overall increase in delinquent loans from June 30, 2008, to December 31, 2010. The Bank had $2,546,000 in loans delinquent 60 to 89 days at December 31, 2010. Loans delinquent 30 to 59 days totaled $7,771,000 at December 31, 2010, with these two categories representing 3.39 percent of gross loans with most of them one- to four-family real estate loans. At June 30, 2008, delinquent loans of 60 to 89 days totaled $2,507,000 or 0.86 percent of gross loans and loans delinquent 30 to 59 days totaled $1,958,000 or 0.68 percent of gross loans for a combined share of 1.54 percent of gross loans, compared to a higher $10,317,000 and a higher 3.39 percent of gross loans at December 31, 2010.

It is normal procedure for United Community’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 15 days, the Bank sends a late charge notice to the borrower, accompanied by a phone call, and after 30 days delinquency, a second notice is sent.

Nonperforming Assets (cont.)

The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends an additional notice 45 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will send a letter to the borrower declaring acceleration of payment and providing the borrower 30 days to make arrangement for payments. Under certain circumstances, the Bank may arrange for an alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceeding is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 120 days and no workout agreement has been reached.

Exhibit 16 provides a summary of United Community’s nonperforming assets at June 30, 2006 through 2010, and at December 31, 2010. Nonperforming assets include loans 90 days or more past due, nonaccruing loans, troubled debt restructings that have not performed for a reasonable period (at least 6 months) and repossessed assets. The Bank carried a higher level of nonperforming assets at June 30, 2010, and at December 31, 2010. United Community’s level of nonperforming assets was $972,000 at June 30, 2006, and a higher $10,871,000 at June 30, 2010, which represented 0.27 percent of assets in 2006 and 2.21 percent in 2010. The Bank’s nonperforming assets included $821,000 in nonaccrual loans, no loans 90 days or more past due and $151,000 in real estate owned for a total of $972,000 in 2006, with $297,000 in real estate owned, no loans 90 days or more past due, and $10,574,000 in nonaccrual loans at June 30, 2010, for a total of $10,871,000. At December 31, 2010, nonperforming assets were a much larger $23,605,000 or 4.81 percent of assets and included no loans 90 days or more past due, $23,453,000 in nonaccrual loans and $152,000 in real estate owned. The Bank had accruing restructured loans of $5.0 million at June 30, 2010 and a lesser $3.5 million at December 31, 2010.

United Community’s level of nonperforming assets was lower than its levels of classified assets. The Bank’s level of classified assets, excluding special mention assets, was 3.14 percent of assets at June 30, 2009, 3.59 percent at June 30, 2010, and 5.89 percent at December 31, 2010

Nonperforming Assets (cont.)

(reference Exhibit 17). The Bank’s classified assets consisted of $26,190,000 in substandard assets, no assets classified as doubtful, and $2,705,000 classified as loss at December 31, 2010. The Bank had no assets classified as loss at June 30, 2009 and $3,259,000 classified as loss and no assets classified as doubtful in 2009 or 2010, with the balances of $12,624,000 and $14,395,000 classified as substandard, respectively.

Exhibit 18 shows United Community’s allowance for loan losses at June 30, 2006 through 2010, and at December 31, 2009 and 2010, indicating the activity and the resultant balances. United Community has witnessed a noticeable increase in its balance of allowance for loan losses from $2,105,000 at June 30, 2006, to $6,684,000 at December 31, 2010, in response to its increase in loans and rise in nonperforming loans. The Bank had provisions for loan losses of $120,000 in fiscal 2006, $730,000 in 2007, $4,718,000 in 2008, $2,447,000 in 2009, $2,509,000 in 2010 and $946,000 in the six months ended December 31, 2009 and $1,456,000 in the six months ended December 31, 2010.

The Bank had total charge-offs of $289,000 in 2006, $211,000 in 2007, $2,783,000 in 2008, $2,871,000 in 2009 and $1,087,000 in 2010 with total recoveries of $8,000 in 2006, $47,000 in 2007, $13,000 in 2008, $18,000 in 2009 and $46,000 in 2010. The Bank had charge-offs in the six months ended December 31, 2010, of $482,000, and recoveries of $29,000. The Bank’s ratio of allowance for loan losses to gross loans was 0.85 percent at June 30, 2006, and a higher 2.19 percent at December 31, 2010, due to higher provisions. Allowance for loan losses to nonperforming loans was 256.39 percent at June 30, 2006, and a much smaller 28.50 percent at December 31, 2010.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal bonds, equity securities, other investments and mortgage-backed securities. Exhibit 19 provides a summary of United Community’s investment portfolio at June 30, 2008, 2009, and 2010, and at December 31, 2010, excluding FHLB stock. The exhibit also includes the Bank’s mortgage-backed securities at June 30, 2008, 2009 and 2010 and at December 31, 2010. Investment securities totaled $141.3 million at December 31, 2010, based on fair value, compared to $38.2 million at June 30, 2008. The Bank had $24.2 million in mortgage-backed securities at June 30, 2008, and a larger $74.7 million at December 31, 2010, both of which are included in total investments.

The primary component of investment securities at December 31, 2010, was mortgage-backed securities, representing 52.8 percent of total investments, excluding FHLB stock, compared to a larger 63.4 percent at June 30, 2008. The Bank also had cash and interest-bearing deposits totaling $19.3 million at December 31, 2010, and a larger $35.7 million at June 30, 2008. The Bank had $2,008,000 in FHLB stock at December 31, 2010. The weighted average yield on investment securities was 2.19 percent for the six months ended December 31, 2010, and a lower 0.06 percent yield on other interest-earning deposits for the six months ended December 31, 2010.

DEPOSIT ACTIVITIES

The mix of deposits by amount at June 30, 2008, 2009 and 2010, and at December 31, 2010, is provided in Exhibit 20. There has been a moderate change in total deposits and in the deposit mix during this period. Total deposits have increased from $320.8 million at June 30, 2008, to $429.8 million at December 31, 2010, representing an increase of $109.0 million or 34.0 percent. Certificates of deposit have increased from $146.2 million at June 30, 2008, to $217.2 million at December 31, 2010, representing an increase of $71.0 million or 48.6 percent, while passbook savings, NOW and MMDA accounts have increased $38.0 million from $174.6 million at June 30, 2008, to $212.6 million at December 31, 2010 or 21.8 percent.

The Bank’s share of certificates of deposit witnessed an increase, rising from a moderately lower 45.6 percent of deposits at June 30, 2008, to a higher 50.6 percent of deposits at December 31, 2010. The major component of certificates at December 31, 2010, had rates between 1.01 percent and 2.00 percent and represented 42.5 percent of certificates. At June 30, 2008, the major component of certificates was the 4.01 percent to 5.00 percent category with a slightly smaller 40.2 percent of certificates. The category witnessing the strongest growth in dollars from June 30, 2008, to December 31, 2010, was certificates with rates between 1.01 percent and 2.00 percent, which increased $89.9 million during this time period. The category witnessing the largest dollar decrease from June 30, 2008, to December 31, 2010, was certificates with rates between 4.01 percent and 5.00 percent, which declined $51.6 million.

Exhibit 21 also provides a breakdown of certificates by rate and maturity as of December 31, 2010. A strong 68.1 percent of the Bank’s certificates of deposit mature in one year or less. The second largest category of certificates based on maturity was certificates maturing in one to two years, which represented 20.7 percent of certificates. The largest category of certificates based on interest rate was certificates with rates from 1.01 percent to 2.00 percent, totaling $92.3 million, representing 42.5 percent of certificates.

Deposit Activity (cont.)

Exhibit 22 shows the Bank’s deposit activity for the three years ended June 30, 2008, 2009 and 2010 and for the six months ended December 31, 2009 and 2010. Including interest credited, United Community experienced net increases in deposits in fiscal years 2008, 2009 and 2010, and net decreases in deposits in the six months ended December 31, 2009 and 2010. In fiscal year 2008, there was a net increase in deposits of $4.7 million, a net increase of $18.8 million in 2009, and a net increase of $90.6 million in 2010, including $53.3 million in deposits assumed as part of the Bank’s multiple-branch acquisition. In the six months ended December 31, 2009, there was a net decrease in deposits of $2.7 million, resulting in a 0.8 percent decrease in deposits, and in the six months ended December 31, 2010, there was a net decrease in deposits of 372,000 or 0.1 percent.

BORROWINGS

United Community has made modest use of FHLB advances in the years ended June 30, 2008, 2009 and 2010, and in the six months ended December 31, 2009 or 2010. The Bank had total FHLB advances of $2.3 million at December 31, 2010, with a weighted cost of 3.25 percent and a balance of a higher $4.8 million at June 30, 2008, with a weighted cost of 4.01 percent.

SUBSIDIARIES

United Community had two active subsidiaries at December 31, 2010, UCB Real Estate Management Holding, LLC and United Community Bank Financial Services, Inc. UCB Real Estate Management Holding, LLC’s primary purpose is to hold real estate assets that are acquired by the Bank through, or in lieu of, foreclosure. United Community Bank Financial Services’ primary purpose is to receive commissions from the sale of nondeposit investments and insurance products.

OFFICE PROPERTIES

United Community had nine offices at December 31, 2010, with its home office and three additional branches in Lawrenceburg, a branch in Aurora, a branch in St. Leon, a branch in Milan, a branch in Osgood and a branch in Versailles (reference Exhibit 24). United Community owns its home office and seven branches and leases one branch. At December 31, 2010, the Bank’s net investment in its office premises, excluding real property acquired for future branches, totaled $5.9 million or 1.20 percent of assets, and the Bank’s total investment in fixed assets, based on depreciated cost was a larger $7.6 million or 1.55 percent of assets.

MANAGEMENT

The president and chief executive officer of United Community is William F. Ritzmann, who is also a director (reference Exhibit 25). Mr. Ritzmann has served as chief executive officer since the merger of Perpetual Federal and Progressive Federal in 1999. He served as director, president and managing officer of Progressive Federal for 23 years prior to the merger. Mr. Elmer G. McLaughlin is executive vice president, chief operating officer and director of United Community, positions he has held since the merger of Perpetual Federal and Progressive Federal. Prior to the merger, Mr. McLaughlin served as president of Perpetual Federal for nine years and then as executive vice president, head of operations and senior loan officer from 1978 until 1990. Vicki A. March is chief financial officer, treasurer, and senior vice president, positions she has held since 1999. Prior to that, Ms. March was treasurer for 19 years. James W. Kittle is senior vice president of lending and has held this position since 1980. W. Michael McLaughlin is senior vice president of operations, a position he has held since 1983. Mr. Michael McLaughlin is the brother of Elmer G. McLaughlin.

II.	DESCRIPTION OF PRIMARY MARKET AREA

United Community Bank’s market area for retail deposit growth encompasses all of Dearborn and Ripley Counties, Indiana (“market area”) where the Bank’s nine offices are located.

Exhibit 26 provides a summary of key demographic data and trends for Dearborn and Ripley Counties, Indiana and the United States. From 1990 to 2000, population increased in the market area as well as in Indiana and the United States. The population increased by a strong 18.7 percent in Dearborn County, by 7.7 percent in Ripley County, by 9.7 percent in Indiana and by 13.2 percent in the United States. The estimated population in 2009 again indicated an increase in population from 2000 to 2009 in the market area. The market area’s population level is estimated to have increased 10.9 percent and 7.9 percent in Dearborn and Ripley Counties, respectively, from 2000 to 2009, compared to a 6.3 percent increase in Indiana and 10.1 percent in the United States. Population projections indicate that population will continue to increase in the market area from 2009 through the year 2014. Dearborn and Ripley Counties’ population are projected to increase by 4.7 percent and 1.9 percent, respectively, with the populations of Indiana and the United States projected to increase by 2.9 percent and 4.6 percent, respectively.

The market counties of Dearborn and Ripley Counties witnessed increases in households (families) of 23.9 percent and 12.1 percent, respectively, from 1990 to 2000. During that same time period, the number of households increased in Indiana by 13.2 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2009 indicates increases in the market area counties of 13.7 percent and 10.6 percent, respectively, in Dearborn and Ripley Counties. Indiana indicated an increase of 8.0 percent, slightly lower than the United States’ increase of 10.5 percent. From 2009 through the year 2014, the market area’s households are projected to continue to increase by 5.4 percent and 2.6 percent, respectively, in Dearborn and Ripley Counties, while the number of households are expected to increase by 3.4 percent in Indiana and by 4.8 percent in the United States.

Description of Primary Market Area (cont.)

In 1990, the per capita income in the market area was lower than the per capita income in Indiana and the United States. The market area counties had 1990 per capita income of $12,542 and 11,563 in Dearborn and Ripley Counties, respectively, while Indiana and the United States had 1990 per capita income levels of $13,149 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. The market area counties’ per capita income increased from 1990 to 2000 by 67.4 percent to $20,998 in Dearborn County, and by 51.9 percent to $17,559 in Ripley County. Per capita income increased by 52.2 percent in Indiana to $20,010 and by 49.7 percent to $21,587 in the United States. From 2000 to 2009, per capita income continued to increase by 21.4 percent to $25,496 in Dearborn County, by 25.2 percent to $21,988 in Ripley County, by 30.0 percent to $26,003 in Indiana and by 26.4 percent to $27,777 in the United States.

The 1990 median household income of $31,398 in Dearborn County was higher than the median household income in Ripley County at $26,608, Indiana at $28,797 and the United States at $28,525. From 1990 to 2000, median household income increased in all areas, with Dearborn County indicating a 51.9 percent increase to $47,692 and Ripley County indicating a 55.7 percent increase to $41,426, compared to a 40.9 percent increase to $40,566 in Indiana and a 44.9 percent increase to $41,343 in the United States. From 2000 to 2009, median household income in the market area counties was estimated to have increased 28.2 percent to $61,122 in Dearborn County and 23.4 percent to $51,123 in Ripley County. Indiana’s median household income grew 33.4 percent to $54,105, and the United States’ median household income increase was 32.4 percent to $54,719 from 2000 to 2009. From 2009 to 2014, median household income is projected to increase by 5.1 percent in Dearborn County, by 2.0 percent in Ripley County, by 4.4 percent in Indiana and 4.1 percent in the United States. Based on those rates of increase, by 2014, median household income is expected to be $64,215 in Dearborn County, $52,156 in Ripley County, $56,493 in Indiana, and $56,938 in the United States.

Description of Primary Market Area (cont.)

Exhibit 27 provides a summary of key housing data for the retail market area counties, Indiana and the United States. In 1990, Dearborn County had a rate of owner-occupancy of 78.3 percent, higher than Ripley County, Indiana and the United States at 75.9 percent, 70.2 percent and 64.2 percent, respectively. As a result, Dearborn County supported a lower rate of renter-occupied housing of 21.7 percent, compared to 24.1 percent in Ripley County, 29.8 percent in Indiana and 35.8 percent in the United States. In 2000, owner-occupied housing increased in all the areas to 78.6 percent, 76.8 percent, 71.4 percent and 66.2 percent in Dearborn County, Ripley County, Indiana and the United States, respectively. Conversely, the renter-occupied rates decreased in all areas to levels of 21.4 percent, 23.2 percent, 28.6 percent and 33.8 percent in Dearborn and Ripley Counties, Indiana and the United States, respectively.

Dearborn County’s 1990 median housing value was $59,800, higher than Ripley County’s median housing value of $50,100 and Indiana’s median housing value of $53,500 but lower than the United States’ median housing value of $79,098. The 1990 average median rent of Dearborn County was $321, which was higher than Ripley County’s $299 median rent but below the median rent of Indiana at $374 and the United States at an identical $374. In 2000, median housing values had increased in the market area counties, Indiana and the United States. Dearborn County had a 2000 median housing value of $120,600 still higher than Ripley County at $94,900, Indiana at $94,300 with the United States at $119,600. The 2000 median rent levels were $504, $478, $521 and $602 in Dearborn and Ripley Counties, Indiana and the United States, respectively.

In 1990, the major source of employment for Dearborn County by industry group, based on share of employment, was the services industry at 28.5 percent. The services industry was also responsible for the majority of employment in Indiana and the United States with 32.7 percent of jobs in Indiana and 34.0 percent in the United States (reference Exhibit 28); however, the manufacturing industry was the primary employer in Ripley County in 1990 with 33.0 percent. The manufacturing industry was the second major employer in Dearborn County and in Indiana at 25.4 percent and 25.1 percent, respectively, with the services industry the second largest employer in Ripley County. The wholesale/retail trade group was the second major employer with 27.5 percent in the United States. The wholesale/retail trade group was the third

Description of Primary Market Area (cont.)

major overall employer in Dearborn County at 22.4 percent as well as in Ripley County and Indiana, responsible for 16.9 percent and 21.4 percent of employment, respectively. The manufacturing group was the third major employer in the United States with 19.2 percent. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 23.7 percent of employment in Dearborn County, 22.5 percent of employment in Ripley County, 20.8 percent of employment in Indiana and 19.3 percent in the United States.

In 2000, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for Dearborn County and Indiana, but in the United States, the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest levels of employment. Ripley County’s 2000 employment levels ranking first, second and third were the manufacturing industry, the services industry and the wholesale/retail trade group. The services industry accounted for 39.4 percent, 32.3 percent, 46.6 percent and 46.7 percent in Dearborn County, Ripley County, Indiana and the United States, respectively. The manufacturing industry provided for 20.8 percent, 32.8 percent, 22.9 percent and 14.1 percent in the same respective areas. The wholesale/retail trade group provided 14.5 percent, 12.9 percent, 15.2 percent and 15.3 percent of employment in Dearborn and Ripley Counties, Indiana and the United States, respectively.

Some of the largest employers in the area are listed below.

Employer	Business
Hollywood Casino	Casino/Entertainment
Dearborn County Hospital	Medical facility
Aurora Casket Company	Caskets, metal stamping
Wal-Mart Supercenter	Discount retail
Anchor Glass	Glass containers and bottles
Lawrenceburg Distillers	Distillers
PRI-Pak, Inc.	Beverage packager

Description of Primary Market Area (cont.)

Employer	Business
Perfect North Slopes	Entertainment (skiing)
Kroger Company	Retail grocery
Lowe’s Home Centers	Retail home improvement
American Electric Power	Utility
Dave O’Mara Contractors	Contractor
Sunman-Dearborn Community School	Education
South Dearborn Community School Corporation	Education
Lawrenceburg Community Schools	Education

Established in 1996, the Hollywood Casino is the county’s largest employer. Dearborn County’s second largest employer is the Dearborn County Hospital, which is also one of the largest hospitals in the Greater Cincinnati region.

The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in Dearborn County, Ripley County, Indiana and the United States in 2006 through 2010. Dearborn County and Ripley County have been characterized by stable unemployment rates (until 2009, when all unemployment increased), compared to Indiana and the United States. In 2006, Dearborn County had an unemployment rate of 5.3 percent, compared to unemployment rates of 4.8 percent in Ripley County, 5.0 percent in Indiana and 4.6 percent in the United States. Dearborn County’s unemployment rate decreased in 2007 to 5.1 percent, compared to a decrease to 4.5 percent in Ripley County, a decrease to 4.6 percent in Indiana and an identical 4.6 percent in the United States. In 2008, Dearborn County’s rate of unemployment increased to 5.8 percent and Ripley County’s rate increased to 4.9 percent. Indiana increased to 5.9 percent, and the United States increased to 5.8 percent. In 2009, Dearborn County’s rate of unemployment increased to 9.6 percent compared to an increase to 10.4 percent in Ripley County and increases to 10.4 percent in Indiana and 9.3 percent in the United States. Through 2010, Dearborn and Ripley Counties had increases in unemployment rates to 10.6 percent and 10.5 percent, respectively, but the unemployment rate in Indiana decreased to 10.2 percent. The United States’ unemployment rate increased to 9.6 percent in 2010.

Description of Primary Market Area (cont.)

Exhibit 30 provides deposit data for banks and thrifts in Dearborn and Ripley Counties. United Community Bank’s deposit base in the market area counties was approximately $430.7 million or an 81.0 percent share of the $531.5 million total thrift deposits and a moderate 29.0 percent share of the total deposits, which were approximately $1.5 billion as of June 30, 2010. It is evident from the size of the thrift deposits and bank deposits that the market area has a moderately strong deposit base, with United Community Bank having a strong level of market penetration for thrift deposits and a moderate market penetration for total deposits.

Exhibit 31 provides interest rate data for each quarter for the years 2006 through 2010. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a rising trend in 2006 and 2007 and then a declining trend in 2008. Rates have indicated minimal change in 2009 and 2010.

SUMMARY

To summarize, the market area represents an area with growing population and household trends during the 1990s and early 2000s. Such a pattern is projected to continue from 2009 through 2014, at a much slow pace. The market area displayed a lower per capita income but higher household income than Indiana. In 1990, the median rent level of the market area was lower than Indiana’s median rent. By 2000, the median rent level of the market area was still lower than Indiana’s median rent. In 1990, Dearborn County’s median housing value was higher than Indiana’s, and in 2000, Dearborn County’s median housing value was again higher than Indiana’s median housing value as well as that of the United States. Ripley County’s median housing value in 2000 was higher than that of Indiana. The market area counties have had similar unemployment rates which have been lower than Indiana until 2010. Finally, the market area is a competitive financial institution market dominated by banks with a total deposit base for banks and thrifts in the market area that is approximately $1.5 billion in deposits.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Indiana.

Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 189 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 52 publicly traded Midwest thrifts (“Midwest thrifts”) and the 19 publicly traded thrifts in Indiana (“Indiana thrifts”), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of United Community as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of United Community’s basic operation.

Introductions (cont.)

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
Abington Bancorp, Inc.	Pennsylvania
North Penn Bancorp	Pennsylvania
First Franklin Corporation	Ohio
Rome Bancorp	New York

There are no pending merger/acquisition transactions involving thrift institutions in United Community’s city, county or market area as indicated in Exhibit 35.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain

Mutual Holding Companies (cont.)

varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 70 publicly traded mutual holding companies as well between those 70 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 70 publicly traded, FDIC-insured mutual holding companies in the United States.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 259 publicly traded, FDIC-insured savings institutions, including the 70 mutual holding companies, 15 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange, 130 are traded on NASDAQ. There were an additional 69 are traded over the counter and 28 institutions listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to December 31, 2010, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to September 30, 2009.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to United Community.

The geographic location parameter consists of Indiana and its surrounding states of Ohio, Kentucky, Illinois and Michigan, as well as the states of Arkansas, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Missouri, North Dakota, Nebraska, New York, Oklahoma, Pennsylvania, South Dakota, Tennessee, Texas Wisconsin and West Virginia for a total of twenty one states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $1.5 billion or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to United Community, with assets of approximately $491 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 38 and 39 show the 54 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

Introduction (cont.)

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from United Community with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from United Community. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to asset, excluding mortgage-backed securities, was 17.5 percent at December 31, 2010, and reflects United Community’s share of investments similar to the national and regional averages of 14.9 percent and 14.6 percent, respectively. The Bank’s investments have consisted primarily of U.S. government and federal agency securities, supplemented by municipal securities and equity securities. For its four most recent fiscal years ended June 30, 2010, United Community’s average ratio of cash and investments to assets was a similar 16.9 percent, ranging from a high of 19.3 percent in 2010 to a low of 13.0 percent in 2008. It should be noted that, for the purposes of comparable group selection, United Community’s $2.0 million balance of Federal Home Loan Bank stock at December 31, 2010, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is has been defined as 40.0 percent or less of assets, with a midpoint of 20.0 percent, similar to the Bank’s current and average ratios.

Mortgage-Backed Securities to Assets

At December 31, 2010, United Community’s ratio of mortgage-backed securities to assets was 15.2 percent, moderately higher than the national average of 10.2 percent and significantly higher than the regional average of 7.9 percent for publicly traded thrifts. The Bank’s three most recent fiscal year average is a moderately lower 8.4 percent, still higher than industry averages, with a generally increasing trend.

In as much as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 30.0 percent or less of assets and a midpoint of 15.0 percent.

One- to Four-Family Loans to Assets

United Community’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction loans, represented 34.0 percent of the Bank’s assets at December 31, 2010, which is lower than the national average of 45.2 percent. The parameter for this characteristic is 60.0 percent of assets or less in one- to four-family loans with a midpoint of 30.0 percent.

Total Net Loans to Assets

At December 31, 2010, United Community had a 60.8 percent ratio of total net loans to assets and a higher three fiscal year average of 68.3 percent, both being lower than the national average of 68.6 percent and the regional average of 70.8 percent for publicly traded thrifts. The Bank’s ratio of total net loans to assets declined from 74.3 percent of total assets in fiscal year 2008 to 67.8 percent in 2009, to 62.9 percent in fiscal year 2010.

Total Net Loans to Assets (cont.)

The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to United Community.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, United Community’s shares of mortgage-backed securities to assets and total net loans to assets were 15.2 percent and 60.8 percent, respectively, for a combined share of 76.0 percent. Recognizing the industry and regional ratios of 10.2 percent and 7.9 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 60.0 percent to 92.0 percent, with a midpoint of 76.0 percent.

Borrowed Funds to Assets

United Community had borrowed funds of $2.4 million or 0.48 percent of assets at December 31, 2010. The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in 2009 and 2010. The ratio of borrowed funds to assets, however, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

Borrowed Funds to Assets (cont.)

The parameter range of borrowed funds to assets is 20.0 percent or less with a midpoint of 10.0 percent, modestly lower than the respective national and regional averages of 13.4 percent and 12.6 percent.

Equity to Assets

United Community’s equity to assets ratio was 11.3 percent at December 31, 2010, 11.3 percent at June 30, 2010, 13.7 percent at June 30, 2009, 14.2 percent at June 30, 2008, 16.4 percent at June 30, 2007, and 17.6 percent at June 30, 2006, averaging 14.6 percent for the five fiscal years ended June 30, 2010. The Bank’s retained earnings increased in three of the past five fiscal years and decreased slightly at December 31, 2010, for a total 11.6 percent decrease from June 30, 2006, to December 31, 2010. After conversion, based on the midpoint value of $57.0 million and a public offering of $33.8 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase within the range of 13 percent to 15 percent of assets, with the Corporation within the range of 15 percent to 16 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 7.0 percent to 15.0 percent with a midpoint ratio of 11.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 39 presents five parameters identified as key indicators of United Community’s earnings performance and the basis for such performance both historically and during the four quarters ended December 31, 2010. The primary performance indicator is the Bank’s core return

Introduction (cont.)

on average assets (ROAA). The second performance indicator is the Bank’s core return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for United Community is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the twelve months ended December 31, 2010, United Community’s core ROAA was 0.26 percent based on core earnings after taxes of $1,151,000, as detailed in Item I of this report. The Bank’s net ROAA in its most recent five fiscal years of 2006 to 2010, was 0.31 percent, 0.67 percent, (0.38) percent, 0.18 percent and 0.24 percent, respectively, with a five fiscal year average ROAA of 0.20 percent.

Considering the historical and current earnings performance of United Community, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

Return on Average Equity (cont.)

United Community’s core ROAE for the twelve months ended December 31, 2010, was 2.08 percent based on core income. In its most recent five fiscal years, the Bank’s average net ROAE was 1.43 percent, from a low of (2.48) percent in 2008 to a high of 3.96 percent in 2007.

The parameter range for ROAE for the comparable group, based on core income, is 12.0 percent or less with a midpoint of 6.0 percent.

Net Interest Margin

United Community had a net interest margin of 3.20 percent for the twelve months ended December 31, 2010, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin levels in its five fiscal years of 2006 through 2010 were 3.15 percent, 3.15 percent, 2.85 percent, 3.25 percent and 3.12 percent, respectively, averaging 3.10 percent.

The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 4.00 percent with a midpoint of 3.25 percent.

Operating Expenses to Assets

For the twelve months ended December 31, 2010, United Community had a 2.86 percent ratio of operating expense to average assets. In its five most recent fiscal years of 2006 to 2010, the Bank’s expense ratio averaged 2.73 percent, from a low of 2.48 percent in fiscal year 2007 to a high of 2.92 percent in fiscal year 2009.

Operating Expenses to Assets (cont.)

The operating expense to assets parameter for the selection of the comparable group is from a low of 1.50 percent to a high of 4.00 percent with a midpoint of 2.75 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, United Community has experienced a higher than average level of noninterest income as a source of additional income. The Bank’s ratio of noninterest income to average assets was 0.88 percent for the twelve months ended December 31, 2010. For its most recent five fiscal years ended June 30, 2006, through 2010, United Community’s ratio of noninterest income to average assets was 0.36 percent, 0.77 percent, 0.58 percent, 0.71 percent and 0.80 percent, respectively, for an average of 0.64 percent.

The range for this parameter for the selection of the comparable group is 1.25 percent of average assets or less, with a midpoint of 0.63 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of United Community. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Introduction (cont.)

Nonperforming Assets to Total Assets

United Community’s ratio of nonperforming assets to assets was 4.81 percent at December 31, 2010, which was higher than the national average of 3.57 percent for publicly traded thrifts and higher than the average of 3.94 percent for Midwest thrifts. The Bank’s ratio of nonperforming assets to total assets averaged 1.60 for its most recent five fiscal years ended June 30, 2010, from a high of 2.21 percent in fiscal year 2010 to a low of 0.27 percent in fiscal year 2006.

The comparable group parameter for nonperforming assets is 8.00 percent or less of total assets, with a midpoint of 4.00 percent.

Repossessed Assets to Assets

United Community had repossessed assets of $152,000 at December 31, 2010, representing a ratio to total assets of 0.03 percent, following ratios of repossessed assets to total assets of 0.48 percent and 0.06 percent at June 30, 2009, and June 30, 2010, respectively. National and regional averages were 0.74 percent and 0.81 percent, respectively, for publicly traded thrift institutions at December 31, 2010.

The range for the repossessed assets to total assets parameter is 2.00 percent of assets or less with a midpoint of 1.00 percent.

Loans Loss Reserves to Assets

United Community had an allowance for loan losses of $6,684,000, representing a loan loss allowance to total assets ratio of 1.36 percent at December 31, 2010, which was higher than its 1.15 percent ratio at June 30, 2010, and its 1.05 percent ratio at June 30, 2009.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.50 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $209.2 million to $1.4 billion with an average asset size of $694.3 million and have an average of 12.1 offices per institution. Four of the comparable group institutions are in Indiana, two in Ohio, and one each in Illinois, Michigan, Missouri and Pennsylvania, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 9.8 percent, which is 10.1 percent lower than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.48 percent, higher than all publicly traded thrifts at 0.20 percent and higher than the publicly traded Indiana thrifts at 0.37 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of United Community to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Indiana thrifts, as well as to the ten institutions constituting United Community’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

As presented in Exhibits 43 and 44, at December 31, 2010, United Community’s total equity of 11.25 percent of assets was modestly higher than the comparable group at 9.82 percent, all thrifts at 11.02 percent, Midwest thrifts at 10.18 percent and Indiana thrifts at 9.90 percent. The Bank had a 61.15 percent share of net loans in its asset mix, lower than the comparable group at 71.69 percent, all thrifts at 68.57 percent, Midwest thrifts at 70.78 percent and Indiana thrifts at 68.27 percent. United Community’s share of net loans, lower than industry averages, is primarily the result of its moderate 17.52 percent share of cash and investments and its higher 15.21 percent share of mortgage-backed securities. The comparable group had a lower 12.71 percent share of cash and investments and a lower 9.26 percent share of mortgage-backed securities. All thrifts had 10.17 percent of assets in mortgage-backed securities and 14.89 percent in cash and investments. United Community’s 87.57 percent share of deposits was significantly higher than the comparable group and higher than all thrifts, Midwest thrifts and Indiana thrifts, reflecting the Bank’s lower share of borrowed funds of 0.48 percent. As ratios to assets, the comparable group had deposits of 79.29 percent and borrowings of 9.87 percent. All thrifts averaged a 73.40 percent share of deposits and 13.37 percent of borrowed funds, while Midwest thrifts had a 75.98 percent share of deposits and a 12.63 percent share of borrowed funds. Indiana thrifts averaged a 75.99 percent share of deposits and a 12.92 percent share of borrowed funds. United Community had a $4,530,000 balance of goodwill and intangible assets, representing 0.75 percent of assets at December 31, 2010, compared to 0.55 percent for the comparable group, 0.62 percent for all thrifts, 0.38 percent for Midwest thrifts and 0.36 percent for Indiana thrifts.

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 45, 46 and 47 and provide a synopsis of key sources of income and key expense items for United Community in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 47, for the twelve months ended December 31, 2010, United Community had a yield on average interest-earning assets lower than the comparable group, all thrifts and Midwest thrifts and Indiana thrifts. The Bank’s yield on interest-earning assets was 4.69 percent compared to the comparable group at 5.08 percent, all thrifts at 5.08 percent, Midwest thrifts at 5.12 percent and Indiana thrifts at 5.18 percent.

The Bank’s cost of funds for the twelve months ended December 31, 2010, was lower than the comparable group, all thrifts, Midwest thrifts and Indiana thrifts. United Community had an average cost of interest-bearing liabilities of 1.61 percent compared to 1.70 percent for the comparable group, 1.90 percent for all thrifts, 1.97 percent for Midwest thrifts and 1.92 percent for Indiana thrifts. The Bank’s lower yield on interest-earning assets and lower interest cost resulted in a net interest spread of 3.09 percent, which was modestly lower than the comparable group at 3.38 percent and all thrifts at 3.18 percent, and similar to Midwest thrifts at 3.14 percent and lower than Indiana thrifts at 3.26 percent. United Community generated a net interest margin of 3.20 percent for the twelve months ended December 31, 2010, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.53 percent. All thrifts averaged a higher 3.40 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.35 percent; and Indiana thrifts averaged 3.54 percent.

United Community’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank benefitted from gains of $840,000 on the sale of investments and loans during the twelve months ended December 31, 2010, equal to 0.19 percent of average assets. The comparable group indicated a gain on sale of assets of a much lower 0.02 percent of average assets, with all thrifts at 0.04 percent, Midwest thrifts at 0.07 percent and Indiana thrifts at 0.04 percent.

Analysis of Financial Performance (cont.)

Including the gains indicated above, the Bank’s total noninterest income was $3,897,000 or 0.88 percent of average assets for the twelve months ended December 31, 2010. Such a ratio of noninterest income to average assets was higher than the comparable group at 0.77 percent, and higher than all thrifts at 0.82 percent, Midwest thrifts at 0.77 percent and Indiana thrifts at 0.74 percent. For the twelve months ended December 31, 2010, United Community’s operating expense ratio was 2.86 percent of average assets, modestly higher than the comparable group at 2.74 percent, lower than all thrifts at 2.95 percent, Midwest thrifts at 2.95 percent, and lower than Indiana thrifts at 2.88 percent.

The overall impact of United Community’s income and expense ratios is reflected in the Bank’s net income and return on assets. For the twelve months ended December 31, 2010, the Bank had a net ROAA of 0.26 percent and a core ROAA of 0.26 percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.48 percent and a higher core ROAA of 0.48 percent. All publicly traded thrifts averaged a similar net ROAA of 0.27 percent and a lower 0.20 percent core ROAA, with Midwest thrifts a negative 0.72 percent net ROAA and a negative 0.76 percent core ROAA. The twelve month net ROAA for the 19 Indiana thrifts was 0.38 percent, with a core ROAA of 0.37 percent.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of United Community with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended December 31, 2010, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has historically focused on increasing its assets, loans and deposits, strengthening net income, controlling operating expenses, monitoring and controlling its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs. Historically, the Bank has closely monitored its yields and costs, resulting in a net interest

Earnings Performance (cont.)

margin, which has been generally in line with and occasionally higher than industry averages since 2006, although the trend has experienced a decline in 2010 and its 3.20 percent net interest margin for the twelve months ended December 31, 2010, was lower than the industry average of 3.40 percent and the comparable group average of 3.53 percent. During its past five fiscal years, United Community’s ratio of interest expense to average assets has increased modestly from 2.82 percent in fiscal year 2006, which was above the industry average, to 2.87 percent in fiscal year 2010, which was similar to the industry average. The Bank’s ratio of 2.86 percent for the twelve months ended December 31, 2010, was lower than the average of 2.95 percent for publicly traded thrifts, but higher than the comparable group at 2.74 percent. Following the second stage offering, the Bank will continue to control its operating expenses, increase its net interest margin, maintain its noninterest income, strengthen its net income, strengthen its return on assets, reduce its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank was an active originator of both mortgage and non-mortgage loans in fiscal year 2009 and 2010. Total loan originations in fiscal year 2009 were below originations for fiscal year 2010, and net loan change in 2009 was a negative $12.5 million compared to growth of $38.0 million in 2010, due to $43.9 million in loan purchases. Gross loan originations were moderately higher in fiscal year 2010 compared to 2009, related to higher residential, land and consumer loan originations. Originations totaled $62.2 million in 2010, compared to $49.3 million in 2009, with an additional $43.9 million in loan purchases in 2010, resulting in net loan growth of $38.0 million in 2010. For the six months ended December 31, 2010, the Bank’s loan originations were $57.4 million, annualized, modestly lower than in fiscal year 2010 and its loan repayments and sales were higher than in fiscal year 2010, resulting in a net loan decrease of $21.4 million, annualized, compared to an increase of $38.0 million in fiscal year 2010. Loan sales were a strong $28.4 million in fiscal year 2009, decreasing to $25.1 million in fiscal year 2010, and then $14.9 million for the six months ended December 31, 2010, or $29.8 million, annualized. United Community’s volume of loan originations was $49.3 million in fiscal year

Earnings Performance (cont.)

2009, $62.2 million in fiscal year 2010, plus $41.6 million in loan purchases and $28.7 million during the six months ended December 31, 2010. In both twelve month periods, the predominant component of the Bank’s loan originations was real estate mortgage loans, with one- to four-family residential mortgage loans constituting the largest share of that component.

From June 30, 2006, to December 31, 2010, all categories of loans, with the exception of construction loans, increased their balances. Multi-family loans indicated the greatest dollar increase of $27.7 million or 136.6 percent, followed by one- to four-family loans, which increased by $20.2 million or 17.2 percent. Home equity loans increased by $14.3 million or 90.0 percent from June 30, 2006, to December 31, 2010. Other individual changes were commercial business loans which decreased $1.4 million or 27.7 percent and other consumer loans at $1.4 million or 28.8 percent. Overall, the Bank’s lending activities resulted in total loan growth of $56.8 million or 22.9 percent and net loan growth of $53.7 million or 22.0 percent from June 30, 2006, to December 31, 2010. Loan change of a $10.7 million decrease or 3.4 percent during the six months ended December 31, 2010, represents an annualized decline of $21.4 million or 6.8 percent.

For the six months ended December 31, 2010, mortgage loans, including land loans and construction loans, represented 94.0 percent of loan originations, while commercial business loans and consumer loans represented 1.6 percent and 4.4 percent, respectively. In comparison, during fiscal year 2010, mortgage loans, commercial business loans and consumer loans represented 91.8 percent, 1.5 percent and 6.7 percent, respectively, of total loan originations indicating generally similar shares of originations in fiscal year 2010 and the six months ended December 31, 2010.

The impact of United Community’s primary lending efforts has been to generate a yield on average interest-earning assets of 4.69 percent for the twelve months ended December 31, 2010, compared to a higher 5.08 percent for the comparable group, 5.08 percent for all thrifts and 5.12 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 4.38 percent for the twelve months ended December 31, 2010, lower than the comparable group at 4.77 percent, all thrifts at 4.75 percent and Midwest thrifts at 4.81 percent, reflecting the Bank’s larger shares of investments and mortgage-backed securities.

Earnings Performance (cont.)

United Community’s 1.61 percent cost of interest-bearing liabilities for the twelve months ended December 31, 2010, was lower than the comparable group at 1.70 percent, all thrifts at 1.90, Midwest thrifts at 1.97 percent and Indiana thrifts at 1.92 percent. The Bank’s resulting net interest spread of 3.09 percent for the twelve months ended December 31, 2010, was lower than the comparable group at 3.38 percent, all thrifts at 3.18 percent and Midwest thrifts at 3.14 percent. The Bank’s net interest margin of 3.20 percent, based on average interest-earning assets for the twelve months ended December 31, 2010, was lower than the comparable group at 3.53 percent, all thrifts at 3.40 percent, Midwest thrifts at 3.35 percent and Indiana thrifts at 3.54 percent.

The Bank’s ratio of noninterest income to average assets was 0.88 percent for the twelve months ended December 31, 2010, which was modestly higher than the comparable group at 0.75 percent, but similar to all thrifts at 0.82 percent and Midwest thrifts at 0.77 percent.

The Bank’s operating expenses were lower than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended December 31, 2010, United Community had an operating expenses to assets ratio of 2.86 percent compared to 2.79 percent for the comparable group, 2.95 percent for all thrifts and 2.95 percent for Midwest thrifts. United Community had a higher 72.1 percent efficiency ratio for the twelve months ended December 31, 2010, compared to the comparable group with an efficiency ratio of 63.8 percent. The efficiency ratio for all publicly traded thrifts was 69.9 percent for the twelve months ended December 31, 2010.

Earnings Performance (cont.)

For the twelve months ended December 31, 2010, United Community generated a higher ratio of noninterest income, a lower ratio of noninterest expenses and lower net interest margin relative to its comparable group. The Bank had a 0.68 percent provision for loan losses during the twelve months ended December 31, 2010, compared to the comparable group at 0.76 percent of assets, all thrifts at 0.85 percent and Midwest thrifts at 0.94 percent. The Bank’s allowance for loan losses to total loans of 2.19 percent was higher than the comparable group and also higher than all thrifts. The Bank’s 28.3 percent ratio of reserves to nonperforming assets was lower than the comparable group at 42.0 percent and lower than all thrifts at 64.7 percent.

As a result of its operations, the Bank’s net and core income were modestly lower than the comparable group for the twelve months ended December 31, 2010. Based on net earnings, the Bank had a return on average assets of 0.26 percent for the twelve months ended December 31, 2010, and a return on average assets of 0.24 percent and 0.18 in fiscal years 2010 and 2009, respectively. The Bank’s core return on average assets was also 0.26 percent for the twelve months ended December 31, 2010, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a modestly higher net ROAA of 0.51 percent and a higher core ROAA of 0.48 percent, while all thrifts indicated a similar net ROAA and lower core ROAA of 0.27 percent and 0.20 percent, respectively. Midwest thrifts indicated a net ROAA of (0.72) percent and a core ROAA of (0.76) percent for the twelve months ended December 31, 2010.

Following its second stage conversion, United Community’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses and its asset quality and its future needs for provisions for loan losses. Earnings are projected to represent a higher 0.55 percent. The Bank’s ratio of noninterest income to average assets has increased during its past three fiscal years and for the twelve months ended December 31, 2010, although during the twelve months ended December 31, 2010, a small portion of that noninterest income consisted of nonrecurring gains on the sale of securities. Overhead expenses indicated modest increases during those five fiscal years. The Bank’s net interest margin, lower than the comparable group, has been the result of its lower yield on assets, partially offset by a lower cost of funds.

Earnings Performance (cont.)

In recognition of the foregoing earnings related factors, considering United Community’s historical and current performance measures, as well as Business Plan projections, no adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

United Community’s primary market area for retail deposits and loans consists of Dearborn and Ripley Counties, Indiana. As discussed in Section II, from 1990 to 2000 and from 2000 to 2009, Dearborn County experienced larger increases in population and households than did Ripley County, Indiana and the United States. The unemployment rate in Dearborn County, however, increased from 5.3 percent in 2006 to 10.6 percent in 2010, which was higher than Indiana at 10.2 percent and the United States at 9.6 percent. Ripley County’s unemployment also increased from 4.8 percent in 2006 to 10.5 percent in 2010. Per capita income and median household income in the market area counties have historically been and remain slightly lower than state and national averages. From 2000 to 2009, the per capita income and median household income in Dearborn County increased by 21.4 percent and 28.2 percent, respectively, and the same items increased in Ripley County by 25.2 percent and 23.4 percent, respectively, indicating proportionately smaller increases than in Indiana with 30.0 percent and 33.4 percent increases, or the United States, with 26.4 percent and 32.4 percent increases, reflecting the market area’s increased unemployment rates. The 2000 median housing value in Dearborn County was slightly higher than the national median housing value, while Ripley County’s median housing value was slightly higher than Indiana’s median housing value but lower than the national level.

Market Area (cont.)

The Bank’s market area is both suburban and rural, with the services sector representing the primary source of employment in 2000 in Dearborn County and the manufacturing sector representing the primary source of employment in Ripley County, followed in Dearborn County by the manufacturing and wholesale/retail sectors and in Ripley County by the services sector and then wholesale/retail sectors. The level of financial competition in United Community’s market area is strong, with a total combined market deposit base for banks and thrifts of $1.49 billion. United Community has the largest market share of thrift deposits in the two-county market area at 81.0 percent as of June 30, 2010, and a sizeable 29.0 percent share of total deposits.

In recognition of the foregoing factors, including deposit potential in a modestly growing deposit base, we believe that no adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of United Community is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank’s ratio of total equity to total assets was 11.25 percent at December 31, 2010, which was modestly higher than the comparable group at 9.99 percent, all thrifts at 11.02 percent and Midwest thrifts at 10.18 percent. Based on the second stage offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 16.1 percent and the Bank’s pro forma equity to assets ratio will increase to 14.0 percent, based on the midpoint valuation.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. United Community had a moderately lower 60.7 percent ratio of net loans to total assets at December 31, 2010, compared to the comparable group at 71.7 percent. All thrifts indicated a higher 68.6 percent, as did Midwest thrifts at 70.8 percent. The Bank’s 17.5

Financial Condition (cont.)

percent share of cash and investments was higher than the comparable group at 12.7 percent, while all thrifts were at 14.9 percent and Midwest thrifts were at 14.6 percent. United Community’s 15.2 percent ratio of mortgage-backed securities to total assets was significantly higher than the comparable group at 9.3 percent and considerably higher than all thrifts at 10.2 percent and Midwest thrifts at 7.9 percent.

The Bank’s 87.6 percent ratio of deposits to total assets was significantly higher than the comparable group at 78.0 percent, higher than all thrifts at 73.4 percent and higher than Midwest thrifts at 76.0 percent. United Community’s high ratio of deposits was due to its lower share of borrowed funds of 0.5 percent, compared to the comparable group at 11.1 percent of total assets, with all thrifts at 13.4 percent and Midwest thrifts at 12.6 percent. In fiscal year 2010, total deposits increased by $90.6 million or 26.7 percent, due partially to the purchase of three branches with total deposits of $53.3 million. During fiscal year 2009, United Community’s deposits increased by $18.8 million or 5.9 percent from $320.8 million to $339.6 million.

United Community had modest balances of goodwill, intangible assets and repossessed real estate at December 31, 2010. The Bank had intangible assets of $1,183,000 or 0.24 percent of assets, goodwill of $2,522,000 or 0.51 percent of assets and repossessed real estate of $152,000 or 0.03 percent of assets at December 31, 2010, compared to ratios of 0.55 percent and 0.77 percent of goodwill, intangible assets and real estate owned, respectively, for the comparable group. All thrifts had goodwill and intangible assets of 0.62 percent and real estate owned of 0.74 percent.

The financial condition of United Community is impacted by its recently higher than average balance of nonperforming assets of $23.6 million or 4.81 percent of total assets at December 31, 2010, compared to a lower 3.69 percent for the comparable group, 3.57 percent for all thrifts and 3.94 percent for Midwest thrifts. In recent years, with the exception of fiscal year 2008, the Bank’s ratio of nonperforming assets to total assets has been lower than industry averages. The Bank’s ratio of nonperforming assets to total assets was 0.27 percent at June 30, 2006, 0.86 percent at June 30, 2007, 2.70 percent at June 30, 2008, 1.97 percent at June 30, 2009, and 2.21 percent at June 30, 2010.

Financial Condition (cont.)

At December 31, 2010, United Community had $6,684,000 of allowances for loan losses, which represented 1.36 percent of assets and 2.19 percent of total loans. The comparable group indicated lower allowances, relative to assets and loans, equal to 1.13 percent of assets and 1.63 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a lower 1.19 percent of assets and a lower 1.72 percent of total loans. Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. United Community’s $6,684,000 of allowances for loan losses, represented a lower 28.5 percent of nonperforming assets at December 31, 2010, compared to the comparable group’s 42.0 percent, with all thrifts at a higher 64.7 percent, Midwest thrifts at a higher 40.0 percent and Indiana thrifts at a slightly higher 34.6 percent. United Community’s ratio of net charge-offs to average total loans was 0.22 percent for the twelve months ended December 31, 2010, compared to a higher 0.83 percent for the comparable group, 0.96 percent for all thrifts and 1.08 percent for Midwest thrifts.

United Community has a minimal level of interest rate risk. The change in the Bank’s NPV at December 31, 2010, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 3.0 percent decrease, representing a dollar decrease in equity value of $1,658,000. The Bank’s exposure increases to an 8.0 percent decrease in its NPV under a 200 basis point rise in rates, representing a dollar decrease in equity of $4,812,000. The Bank’s post shock NPV ratio at December 31, 2010, assuming a 200 basis point rise in interest rates was 11.24 percent and indicated a 76 basis point decrease from its 12.0 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s asset quality position, equity level, asset and liability mix and interest rate risk, we believe that, a downward adjustment is warranted for United Community’s current financial condition, due to the Bank’s currently lower asset quality position.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent five calendar years, United Community has been characterized by moderate rates of growth in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset growth rate from June 30, 2006, to December 31, 2010, was 8.5 percent, impacted by the Bank’s purchase of three branches with $53.3 million in deposits. Excluding the branch transaction, the average annual growth in assets was 5.2 percent. This growth rate compares to a lower 4.8 percent for the comparable group, a higher 6.0 percent for all thrifts, and a lower 4.0 percent for Midwest thrifts. The Bank’s higher asset growth rate is reflective primarily of its higher than average rate of increase in deposits during that five year period. United Community’s loan portfolio indicates an average annual increase of 4.9 percent from June 30, 2006, to December 31, 2010, compared to average growth rates of 4.1 percent for the comparable group, 4.5 percent for all thrifts and 3.2 percent for Midwest thrifts. Excluding the branch transaction, loan growth was a lesser 1.1 percent.

United Community’s deposits indicate an average annual increase of 12.1 percent from 2006 to 2010, excluding the branch purchase transaction. Annual deposit growth was from a low of 1.5 percent in 2008 to a high of 26.7 percent in 2010, impacted by the Bank’s purchase of three branches with $53.3 million in deposits, compared to average growth rates of 4.5 percent for the comparable group, 5.4 percent for all thrifts and 3.8 percent for Midwest thrifts. The Bank’s deposit base does include a higher than normal level of municipal deposits, which decreased from $127.5 million at June 30, 2006, to $121.6 million at June 30, 2010. Municipal deposits are considered to be volatile in most instances but for United Community have remained very stable from 2006 to 2010. During the six months ended December 31, 2010, the Bank’s total deposits decreased $372,000 or 0.1 percent, with municipal deposits growing $17.0 million.

Asset, Loan and Deposit Growth (cont.)

It should be further noted that certificates of deposit, a primary component of deposits, increased by $71.8 million or 49.1 percent from June 30, 2008, to December 31, 2010. The Bank had $2.3 million in borrowed funds or just 0.5 percent of assets at December 31, 2010, compared to the comparable group at 10.2 percent and had a similar $2.8 million in borrowed funds at June 30, 2010. The Bank’s historically lower ratios of borrowed funds to assets were 1.3 percent, 1.0 percent and 0.6 percent at June 30, 2008, 2009 and 2010, respectively.

In spite of its strong deposit market share in Dearborn and Ripley Counties, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is primarily dependent on its being able to increase its market share by competitively pricing its loan and savings products, maintaining a high quality of service to its customers and strengthening its loan origination and participation activity or continuing to expand into new markets. United Community’s primary market area experienced increases in population and households between 1990 and 2000 that exceeded Indiana, but fell short of national averages, and those trends and differentials moderated somewhat from 2000 to 2009 but still continued to exceed Indiana’s trend. The Bank’s primary market area also indicates 2000 per capita income similar to Indiana and lower than the United States, and median household income exceeding both Indiana and the United States. In 2000, median housing values in Dearborn and Ripley Counties were higher than Indiana and similar to the United States, although median rents were lower than in either Indiana or the United States.

Notwithstanding the proceeds of the planned second stage offering, the Bank’s primary focus of its operations in Dearborn and Ripley Counties could limit the Bank’s potential for continued rates of asset, loan and deposit growth. The total deposit base in Dearborn County grew by a minimal 0.3 percent from June 30, 2009, to June 30, 2010, and grew by 0.1 percent in Ripley County; and during that period, the number of financial institution offices in Dearborn County witnessed no change and decreased by one office in Ripley County. From June 30, 2009, to June 30, 2010, United Community’s deposit market share in Dearborn County increased from 37.5 percent to 41.3 percent, and its market share in Ripley County increased from zero in 2009 to 9.5 percent in 2010, due to its branch purchase transaction.

Asset, Loan and Deposit Growth (cont.)

Based on the foregoing factors, we have concluded that no adjustment to the Corporation’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation paid a dividend of $0.41 per share in 2010 and $0.32 per share in the twelve months ended December 31, 2010, representing a dividend yield of 4.0 percent. The Bank plans to continue paying a dividend of $0.32 per share. The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Nine of the ten institutions in the comparable group paid cash dividends during the twelve months ended December 31, 2010, for an average dividend yield of 3.21 percent and an average payout ratio of 41.39 percent. During that twelve month period, the average dividend yield was 2.77 percent and the average payout ratio was 32.13 for the 19 Indiana thrifts; and the average dividend was 1.97 percent and the average payout ratio was 21.31 percent for all thrifts.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments, recognizing that the Corporation has supported a slightly higher dividend yield.

SUBSCRIPTION INTEREST

In 2009 and 2010, investors’ interest in new issues was weaker with only a few issues having received a favorable reaction from the marketplace. In 2010, subscription levels have been downwardly impacted by the economy, and certain thrift offerings have needed to be extended to the community and/or broker/dealer wholesale and retail syndication, having not generated sufficient depositor subscription response to attain the minimum threshold. Such subscription weakness has occurred more often in second stage conversions. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions, aftermarket price trends and the expectation of renewed merger/acquisition activity in the thrift industry.

United Community will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $284,000 or 0.8 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 6.4 percent of the total shares issued in the second stage offering.

The Bank has secured the services of Sandler O’Neill & Partners, L.P. to assist in the marketing and sale of the conversion stock, including a possible syndicated offering.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering and recent subscription levels for second stage offerings, we believe that a downward adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering and, if required, a subsequent syndicated offering with the assistance of Sandler O’Neill & Partners, L.P. The stock of the Corporation will continue to be traded on the Nasdaq National Market.

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $43.8 million for the stock outstanding compared to a midpoint public offering of $33.8 million for the Corporation, less ESOP and the estimated 33,500 shares to be purchased by officers and directors. The Corporation’s public market capitalization will be approximately 77.2 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of 874 shares during the last four quarters.

The comparable group has an average of 3,913,400 shares outstanding compared to 7,227,108 shares outstanding for the Corporation.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that no adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The president and chief executive officer of United Community is William F. Ritzmann, who is also a director. Mr. Ritzmann has served as chief executive officer since the merger of Perpetual Federal and Progressive Federal in 1999, serving as a director, president and managing officer of Progressive Federal for 23 years and prior to the merger. Elmer G. McLaughlin is executive vice president, chief operating officer and director of United Community, positions he has held since the merger of Perpetual Federal and Progressive Federal. Prior to the merger,

Management (cont.)

Mr. McLaughlin served as president of Perpetual Federal for nine years and then as executive vice president, head of operations and senior loan officer prior from 1978 until 1990. Vicki A. March is chief financial officer, treasurer, and senior vice president of United Community, positions she has held since 1999. James W. Kittle is senior vice president and chief loan officer of the Bank, a position he has held since 1980. W. Michael McLaughlin is senior vice president in charge of operations, a position he has held since 1983. Mr. W. Michael McLaughlin is the brother of Elmer G. McLaughlin.

During its five most recent fiscal years, United Community has been able to increase its loan base in its competitive market area, generating a net interest margin slightly below recent industry averages. Deposits indicated higher than average growth, strengthened in 2010 by the Bank’s purchase of three branches with $53.3 million in deposits. The Bank’s asset quality position has experienced volatility from June 30, 2006, to December 31, 2010, with nonperforming assets increasing from June 30, 2006, to June 30, 2008, then decreasing from June 30, 2008, to June 30, 2010, and then experiencing a significant increase from June 30, 2010, to December 31, 2010. United Community’s interest rate risk has been minimal, primarily as a result of its predominance of adjustable-rate loans. The Bank’s earnings and return on assets have improved in 2009 and 2010 and in the six months ended December 31, 2010, while its net interest margin has been below industry averages, but management is confident that the Bank is well positioned for continued growth and enhanced profitability following its second stage offering.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a second stage offering continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s problems with delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering. In our opinion, recent market trends cause us to conclude that a small new issue discount is warranted in the case of this second stage offering. Consequently, at this time we have made a small downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI. VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry improved in 2001 to 2007, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as provision for loan losses have increased significantly resulting in losses in the industry, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to core earnings method.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value”.

Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s financial condition, marketing of the issue and subscription interest. No adjustments were made for the Bank’s liquidity of the stock, earnings performance, dividend payments, management, asset, loan and deposit growth, and market area.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 70.76 percent and 75.43 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 35.56 percent (First Federal of Northern Michigan Bancorp) to a high of 96.84 percent (First Capital, Inc.). The comparable group had higher average and median price to tangible book value ratios of 73.98 percent and 78.88 percent, respectively, with a range of 38.23 percent to 96.84 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed to a low of 49.53 percent and a high of 90.52 percent, and the comparable group’s price to tangible book value range also narrowed moderately from a low of 50.25 percent to a higher of 94.94 percent.

Price to Book Value Method (cont.)

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 63.38 percent and a price to tangible book value ratio of 66.44 percent at the midpoint. The price to book value ratio increases from 56.64 percent at the minimum to 75.85 percent at the super maximum, while the price to tangible book value ratio increases from 59.52 percent at the minimum to 79.15 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 63.38 percent and 66.44 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank’s capitalization and asset quality position, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. The Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 15.59 percent compared to 9.82 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $55,220,000 at December 31, 2010, the indicated pro forma market value of the Corporation using this approach is $51,000,000 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, United Community’s after tax net earnings for the twelve months ended December 31, 2010, were $1,166,000, and the Bank’s after tax core earnings for that period were a slightly lower $1,151,000 as indicated in Exhibit 7, which is the earnings base recognized in the price to earnings method.

Price to Earnings Method (cont.)

In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 13.76, while the median was 12.45. The average price to net earnings multiple was a lower 13.45 and the median multiple was 12.56. The comparable group’s price to core earnings multiple was higher than the 12.12 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 11.87. The range in the price to core earnings multiple for the comparable group was from a low of 9.60 (Mutual First Financial) to a high of 20.79 (CFS Bancorp). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 9.79 to a high of 18.89 times earnings for eight of the ten institutions in the group, indicating a considerable narrowing at the lower end of the range and a modest narrowing at the upper end of the range.

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a price to core earnings multiple of 39.30 at the midpoint. Based on United Community’s core earnings of $1,151,000 for twelve months ended December 31, 2010, (reference Exhibit 50), the pro forma market value of the Corporation using the price to earnings method is $50,107,500 at the midpoint.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

Price to Assets Method (cont.)

Exhibit 49 indicates that the average price to assets ratio for the comparable group was 6.72 percent and the median was 6.43 percent. The range in the price to assets ratios for the comparable group varied from a low of 3.74 percent (First Federal of Northern Michigan Bancorp) to a high of 10.25 percent (First Capital Inc.). The range narrows moderately with the elimination of the two extremes in the group to a low of 4.62 percent and a high of 9.33 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 9.88 percent at the midpoint, which ranges from a low of 8.47 percent at the minimum to 12.86 percent at the super maximum. Based on the Bank’s December 31, 2010, asset base of $490,773,000, the indicated pro forma market value of the Corporation using the price to assets method is $49,488,372 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the price to book value ratio of 63.38 percent for the Corporation represents a discount of 10.42 percent relative to the comparable group and increases to a premium of 7.21 percent at the super maximum. The price to core earnings multiple of 39.30 at the midpoint represents a premium of 185.53 percent relative to the comparable group, increasing to a premium of 266.44 percent at the super maximum. The price to assets ratio of 9.88 percent at the midpoint represents a premium of 46.99 percent, increasing to a premium of 91.26 percent at the super maximum.

It is our opinion that as of February 18, 2011, the pro forma market value of the Corporation is $51,000,000 at the midpoint, representing 6,375,000 shares at $8.00 per share. The pro forma valuation range of the Corporation is from a minimum of $43,350,000 or

Valuation Conclusion (cont.)

5,418,750 shares at $8.00 per share to a maximum of $58,650,000 or 7,331,250 shares at $8.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $67,447,500 or 8,430,938 shares at $8.00 per share.

Our valuation assumptions, process and conclusions recognize that minority public shareholders collectively own 40.7 percent of the Bank’s outstanding shares, and that the current offering contemplates the sale of the 59.3 percent of the outstanding shares currently owned by United Community MHC. At the conclusion of the stock offering, the Corporation will own all the common stock of United Community Bank in conjunction with the completion of the second stage offering. As indicated in Exhibit 49, in the second stage conversion, each minority share will be exchanged for 0.8125 shares of the Corporation at the midpoint of the offering range, with that exchange ratio being 0.6906 shares, 0.9343 shares and 1.0745 shares at the minimum, maximum and adjusted maximum of the offering range, respectively.

The appraised value of United Community Bancorp, as of February 18, 2011, is $51,000,000 at the midpoint.

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